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                                                                  Rule 424(b)(3)
                                                             Reg. No. 333-121504

PROSPECTUS

                                2,312,551 SHARES

                                VECTOR GROUP LTD.

                                  COMMON STOCK

                        These shares may be sold by the selling stockholders
                  listed on page 17. We will not receive any proceeds from the sale of these shares.

                        Our common stock is traded on the New York Stock
                  Exchange under the symbol "VGR". On January 18, 2005, the closing price of our common stock on the New York Stock Exchange was $16.07.

                        The common stock may be sold in transactions on the New
                  York Stock Exchange at market prices then prevailing, in negotiated transactions or otherwise. See "Plan of Distribution."

            THIS OFFERING INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated January 19, 2005

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                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of this web site is: http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. Statements contained in or incorporated by reference into this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to a copy of each contract or document filed as an exhibit to the registration statement or incorporated by reference into this prospectus for complete information. Copies of the registration statement, including exhibits and information incorporated by reference into this prospectus, may be inspected without charge at the SEC's public reference facility or website.

                           INCORPORATION BY REFERENCE

      The SEC allows us to incorporate by reference into this prospectus information we have filed with the SEC. This means that we can disclose important information by referring you to those documents containing the other information. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering:

      - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

      - Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004, for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004 and for the quarter ended September 30, 2004, filed with the SEC on November 9, 2004; and

      - Our Current Reports on Form 8-K, filed with the SEC on April 19, 2004, June 7, 2004, July 14, 2004, October 6, 2004, November 17,
            2004, November 23, 2004, December 21, 2004 and January 11, 2005,
            respectively.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other document subsequently filed which is also incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified, to constitute a part of this prospectus.

      You can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge. You may obtain documents

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incorporated by reference in this prospectus by sending a request in writing to the following address or by telephone:

                                Vector Group Ltd.
                          Attention: Investor Relations
                       100 S.E. Second Street, 32nd Floor
                              Miami, Florida 33131
                                 (305) 579-8000

      You should rely only on the information provided or incorporated by reference in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date thereof.

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                               PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements incorporated by reference into this prospectus. As used in this prospectus, the terms "Vector", "we", "our" and "us" and similar terms refer to Vector Group Ltd. and all of our consolidated subsidiaries, including VGR Holding Inc., Liggett Group Inc., Vector Tobacco Ltd., Liggett Vector Brands Inc. and New Valley Corporation, except where it is clear that these terms mean only Vector Group Ltd.

                                   THE COMPANY

      We are a holding company for a number of businesses. We are engaged principally in:

      - the manufacture and sale of cigarettes in the United States through our subsidiary Liggett Group Inc., and

      - the development and marketing of the low nicotine and nicotine-free QUEST cigarette products and the development of reduced risk cigarette products through our subsidiary Vector Tobacco Inc.

      Our majority-owned subsidiary, New Valley Corporation, is currently engaged in the real estate business and is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.

      We are controlled by Bennett S. LeBow, our Chairman and the Chairman of New Valley, who beneficially owns approximately 34.9% of our common stock.

      The mailing address of our principal executive offices is 100 S.E. Second Street, Miami, Florida 33131. Our telephone number at that address is (305) 579-8000.

                                  THE OFFERING

Securities offered by the
  selling stockholders...............     2,312,551 shares of common stock

Common Stock outstanding.............     41,773,591 shares of common stock

NYSE symbol..........................     Common Stock:  VGR

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                                  RISK FACTORS

      Before you invest in our securities, you should be aware that we are subject to various risks, including the ones listed below, the occurrence of any of which could materially adversely affect our business, financial condition and results of operations. You should carefully consider these risk factors, as well as the other information included or incorporated by reference in this prospectus, in evaluating an investment in our securities. Although the risks identified below represent those we believe are the most significant risks at the present time, additional risks of which we are currently unaware or that we currently deem immaterial could also materially impair our business operations.

WE AND OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS.

      We and our subsidiaries have significant indebtedness and debt service obligations. At September 30, 2004, we and our subsidiaries had total outstanding indebtedness of $308 million. In addition, subject to the terms of any future agreements, we and our subsidiaries will be able to incur additional indebtedness in the future. There is a risk that we will not be able to generate sufficient funds to repay our debt. If we cannot service our fixed charges, it would have a material adverse effect on our business and results of operations.

WE ARE A HOLDING COMPANY AND DEPEND ON CASH PAYMENTS FROM OUR SUBSIDIARIES, WHICH ARE SUBJECT TO CONTRACTUAL AND OTHER RESTRICTIONS, IN ORDER TO SERVICE OUR DEBT AND TO PAY DIVIDENDS ON OUR COMMON STOCK.

      We are a holding company and have no operations of our own. We hold our interests in our various businesses through our wholly-owned subsidiary, VGR Holding Inc. In addition to our own cash resources, our ability to pay interest on our convertible notes and to pay dividends on our common stock depends on the ability of VGR Holding to make cash available to us. VGR Holding's ability to pay dividends to us depends primarily on the ability of Liggett, its wholly-owned subsidiary, and New Valley, in which we indirectly hold an approximately 55.1% interest, to generate cash and make it available to VGR Holding. Liggett's revolving credit agreement permits Liggett to pay cash dividends to VGR Holding only if Liggett's borrowing availability exceeds $5 million for the 30 days prior to payment of the dividend and immediately after giving effect to the dividend, and so long as no event of default has occurred under the agreement, including Liggett's compliance with the covenants in the credit facility, including an adjusted net worth and working capital requirement.

      As the controlling stockholder of New Valley, we must deal fairly with New Valley, which may limit our ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley's dividend policy. In addition, since we indirectly own only approximately 55.1% of the common shares of New Valley, a significant portion of any cash and other assets distributed by New Valley will be received by persons other than us and our subsidiaries.

      Our receipt of cash payments, as dividends or otherwise, from our subsidiaries is an important source of our liquidity and capital resources. If we do not have sufficient cash resources of our own and do not receive payments from our subsidiaries in an amount sufficient to repay our debts and to pay dividends on our common stock, we must obtain additional funds from other sources. There is a risk that we will not be able to obtain additional funds at all or on terms acceptable to us. Our inability to service these obligations and to continue to pay dividends on our common stock would significantly harm us and the value of the notes and our common stock.

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OUR LIQUIDITY COULD BE ADVERSELY AFFECTED IF TAXING AUTHORITIES PREVAIL IN THEIR
ASSERTION THAT WE INCURRED A TAX OBLIGATION IN 1998 AND 1999 IN CONNECTION WITH THE PHILIP MORRIS BRAND TRANSACTION.

      In connection with the 1998 and 1999 transaction with Philip Morris Incorporated, in which a subsidiary of Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company, we recognized in 1999 a pre-tax gain of $294.1 million in our consolidated financial statements and established a deferred tax liability of $103.1 million relating to the gain. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008, and we have an option to require Philip Morris to purchase the remaining interest for a 90-day period commencing in March 2010. Upon exercise of the options during either of the 90-day periods commencing in December 2008 or in March 2010, we will be required to pay tax in the amount of the deferred tax liability, which will be offset by the benefit of any deferred tax assets, including any net operating losses, available to us at that time. In connection with an examination of our 1998 and 1999 federal income tax returns, the Internal Revenue Service issued to us in September 2003 a notice of proposed adjustment. The notice asserts that, for tax reporting purposes, the entire gain should have been recognized in 1998 and in 1999 in the additional amounts of $150 million and $129.9 million, respectively, rather than upon the exercise of the options during either of the 90-day periods commencing in December 2008 or in March 2010. If the Internal Revenue Service were to ultimately prevail with the proposed adjustment, it would result in the potential acceleration of tax payments of approximately $120 million, including interest, net of tax benefits, through September 30, 2004. These amounts have been previously recognized in our consolidated financial statements as tax liabilities. In addition, we have filed a protest with the Appeals Division of the Internal Revenue Service. Although no payment is due with respect to these matters during the appeal process, interest is accruing on the disputed amounts.

      There is a risk that the taxing authorities will ultimately prevail in their assertion that we incurred a tax obligation prior to the exercise dates of these options and we will be required to make such tax payments prior to 2009 or 2010. If that were to occur and any necessary financing were not available to us, our liquidity could be materially adversely affected, which in turn would materially adversely affect our ability to meet payment obligations under the notes and the value of our common stock.

LIGGETT FACES INTENSE COMPETITION IN THE DOMESTIC TOBACCO INDUSTRY.

      Liggett is considerably smaller and has fewer resources than its major competitors and, as a result, has a more limited ability to respond to market developments. Management Science Associates data indicate that the three largest cigarette manufacturers controlled approximately 84.9% of the United States cigarette market during 2003. Philip Morris is the largest and most profitable manufacturer in the market, and its profits are derived principally from its sale of premium cigarettes. Philip Morris had approximately 62.3% of the premium segment and 46.7% of the total domestic market during 2003. During 2003, Liggett's share of the premium cigarette segment was 0.2%, and its share of the total domestic cigarette market was 2.4%. Philip Morris and RJR Tobacco, the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. The other cigarette manufacturers historically have brought their prices into line with the levels established by these two major manufacturers.

      In July 2004, RJR Tobacco and Brown & Williamson, the second and third largest cigarette manufacturers, completed the combination of their United States tobacco businesses to create Reynolds American Inc. This transaction will further consolidate the dominance of the domestic cigarette market by Philip Morris and the newly created Reynolds American, who will have a combined market share of approximately 76%. This concentration of United States market share could make it more difficult for Liggett and Vector Tobacco to compete for shelf space in retail outlets and could impact price

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competition in the market, either of which could have a material adverse affect on their sales volume, operating income and cash flows, which would harm us and the value of the notes and our common stock.

LIGGETT'S BUSINESS IS HIGHLY DEPENDENT ON THE DISCOUNT CIGARETTE SEGMENT.

      Liggett depends more on sales in the discount cigarette segment of the market, relative to the full-price premium segment, than its major competitors. Approximately 94.6% of Liggett's unit sales in 2003, and all of Liggett's unit volume in the first nine months of 2004, were generated in the discount segment. The discount segment is highly competitive, with consumers having less brand loyalty and placing greater emphasis on price. While the four major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has recently come from a group of small manufacturers and importers, most of which sell low quality, deep discount cigarettes. While Liggett's share of the discount market increased to 7.3% in 2003 from 6.7% in 2002 and 6.5% in 2001, Management Science Associates data indicate that the discount market share of these other smaller manufacturers and importers increased to 37.8% in 2003 from 33.5% in 2002 and 26.9% in 2001 due to their increased competitive discounting. If pricing in the discount market continues to be impacted by these smaller manufacturers and importers, margins in Liggett's only current market segment could be negatively affected, which in turn could negatively affect the value of the notes and our common stock.

LIGGETT'S MARKET SHARE IS SUSCEPTIBLE TO DECLINE.

      In years prior to 2000, Liggett suffered a substantial decline in unit sales and associated market share. Liggett's unit sales and market share increased during each of 2000, 2001 and 2002, and its market share increased in 2003 while its unit sales declined. During the first nine months of 2004, Liggett's unit sales and market share declined compared to the same period in the prior year. This earlier market share erosion resulted in part from Liggett's highly leveraged capital structure that existed until December 1998 and its limited ability to match other competitors' wholesale and retail trade programs, obtain retail shelf space for its products and advertise its brands. The decline in recent years also resulted from adverse developments in the tobacco industry, intense competition and changes in consumer preferences. According to Management Science Associates data, Liggett's overall domestic market share during 2003 and 2002 was 2.4%, compared with 2.1% for 2001. Liggett's share of the premium segment was 0.2% in 2003 and 0.3% in 2002 and 2001, and its share of the discount segment during 2003 was 7.3%, up from 6.7% in 2002 and 6.5% for 2001. If Liggett's market share continues to decline, Liggett's sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of the notes and our common stock.

THE DOMESTIC CIGARETTE INDUSTRY HAS EXPERIENCED DECLINING UNIT SALES IN RECENT PERIODS.

      Industry-wide shipments of cigarettes in the United States have been generally declining for a number of years, with published industry sources estimating that domestic industry-wide shipments decreased by approximately 4.1% during 2003. According to Management Science Associates data, domestic industry-wide shipments decreased by 1.4% in 2002 compared to 2001. Liggett's management believes that industry-wide shipments of cigarettes in the United States will generally continue to decline as a result of numerous factors. These factors include health considerations, diminishing social acceptance of smoking, and a wide variety of federal, state and local laws limiting smoking in restaurants, bars and other public places, as well as federal and state excise tax increases and settlement-related expenses which have contributed to high cigarette price levels in recent years. If this decline in industry-wide shipments continues and Liggett is unable to capture market share from its competitors, or if the industry as a whole is unable to offset the decline in unit sales with price increases, Liggett's sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of the notes and our common stock.

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LITIGATION AND REGULATION WILL CONTINUE TO HARM THE TOBACCO INDUSTRY.

      The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and other cigarette manufacturers. As of September 30, 2004, there were approximately 384 individual suits, 28 purported class actions and 18 governmental and other third-party payor health care reimbursement actions pending in the United States in which Liggett was a named defendant. A civil lawsuit has been filed by the United States federal government seeking disgorgement of approximately $289 billion from various cigarette manufacturers, including Liggett. Trial of the case began on September 21, 2004. In addition to these cases, in 2000, an action against cigarette manufacturers involving approximately 1,000 named individual plaintiffs was consolidated before a single West Virginia state court. Liggett is a defendant in most of the cases pending in West Virginia. In January 2002, the court severed Liggett from the trial of the consolidated action. Approximately 38 purported class action complaints have been filed against the cigarette manufacturers for alleged antitrust violations. As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.

      There are six individual actions where Liggett is the only defendant, with one of these cases currently scheduled for trial in January 2005 and one in early 2005. In April 2004, in one of these cases, a jury in a Florida state court action awarded compensatory damages of $0.5 million against Liggett. In addition, plaintiff's counsel is seeking legal fees of $0.8 million. Liggett has appealed the verdict.

      In May 2003, a Florida intermediate appellate court overturned a $790 million punitive damages award against Liggett and decertified the Engle smoking and health class action. In May 2004, the Florida Supreme Court agreed to review the case. Oral argument was held on November 3, 2004. If the intermediate appellate court's ruling is not upheld on further appeal, it will have a material adverse effect on us. In November 2000, Liggett filed the $3.45 million bond required under the bonding statute enacted in 2000 by the Florida legislature which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. In May 2001, Liggett reached an agreement with the class in the Engle case, which provided assurance to Liggett that the stay of execution, in effect under the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6.27 million into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett's existing $3.45 million statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. In June 2002, the jury in an individual case brought under the third phase of the Engle case awarded $37.5 million (subsequently reduced by the court to $25.1 million) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict, which is subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court's ruling discussed above. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. We cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.

      In recent years, there have been a number of restrictive regulatory actions from various federal administrative bodies, including the United States Environmental Protection Agency and the Food and Drug Administration. There have also been adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of third-party payor actions. These developments generally receive widespread media attention. We are not able to evaluate the effect of these developing

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matters on pending litigation or the possible commencement of additional litigation, but our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any smoking-related litigation, which in turn could negatively affect the value of the notes and our common stock.

LIGGETT HAS SIGNIFICANT SALES TO A SINGLE CUSTOMER.

      During 2003, 16.6% of Liggett's total revenues, 17.7% of Liggett's revenues in the discount segment and 15.6% of our consolidated revenues were generated by sales to Liggett's largest customer. Liggett's contract with this customer currently extends through June 30, 2005. If this customer discontinues its relationship with Liggett or experiences financial difficulties, Liggett's results of operations could be materially adversely affected.

LIGGETT MAY BE ADVERSELY AFFECTED BY RECENT LEGISLATION TO ELIMINATE THE FEDERAL TOBACCO QUOTA SYSTEM.

      In October 2004, federal legislation was enacted which will eliminate the federal tobacco quota system and price support system. Pursuant to the legislation, manufacturers of tobacco products will be assessed $10.1 billion over a ten year period to compensate tobacco growers and quota holders for the elimination of their quota rights. Cigarette manufacturers will be responsible for 96.3% of the assessment, which will be allocated based on relative unit volume of domestic cigarette shipments. The three largest manufacturers will be entitled to a credit of a portion of the assessment payable by them against certain of their Master Settlement Agreement (MSA) obligations. We currently estimate that Liggett's assessment will be approximately $25 million for the first year of the program which began October 1, 2004. The ultimate impact of this legislation cannot be determined, but there is a risk that smaller manufacturers, such as Liggett and Vector Tobacco, will be disproportionately affected by the legislation, which could have a material adverse effect on us.

EXCISE TAX INCREASES ADVERSELY AFFECT CIGARETTE SALES.

      Cigarettes are subject to substantial and increasing federal, state and local excise taxes. The federal excise tax on cigarettes is currently $0.39 per pack. State and local sales and excise taxes vary considerably and, when combined with the current federal excise tax, may currently exceed $4.00 per pack. Proposed further tax increases in various jurisdictions are currently under consideration or pending. In 2004, 10 states enacted increases in excise taxes. Congress has considered significant increases in the federal excise tax or other payments from tobacco manufacturers, and several states have pending legislation proposing further state excise tax increases. We believe that increases in excise and similar taxes have had an adverse impact on sales of cigarettes. Further substantial federal or state excise tax increases could accelerate the trend away from smoking and could have a material adverse effect on Liggett's sales and profitability, which in turn could negatively affect the value of the notes and our common stock.

VECTOR TOBACCO IS SUBJECT TO RISKS INHERENT IN NEW PRODUCT DEVELOPMENT INITIATIVES.

      We have made, and plan to continue to make, significant investments in Vector Tobacco's development projects in the tobacco industry. Vector Tobacco is in the business of developing and marketing the low nicotine and nicotine-free QUEST cigarette products and developing reduced risk cigarette products. These initiatives are subject to high levels of risk, uncertainties and contingencies, including the challenges inherent in new product development. There is a risk that continued investments in Vector Tobacco will harm our results of operations, liquidity or cash flow.

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      The substantial risks facing Vector Tobacco include:

      Risks of market acceptance of new products. In November 2001, Vector Tobacco launched nationwide its reduced carcinogen OMNI cigarettes. During 2002, acceptance of OMNI in the marketplace was limited, with revenues of only approximately $5.1 million on sales of 70.7 million units. During 2003, OMNI sales activity was minimal as Vector Tobacco has not been actively marketing the OMNI product, and the product is not currently in distribution. Vector Tobacco was unable to achieve the anticipated breadth of distribution and sales of the OMNI product due, in part, to the lack of success of its advertising and marketing efforts in differentiating OMNI from other conventional cigarettes with consumers through the "reduced carcinogen" message. Over the next several years, our in-house research program, together with third-party collaborators, plans to conduct appropriate studies as to the human effects of OMNI's reduction of carcinogens and, based on these studies, we will review the marketing and positioning of the OMNI brand in order to formulate a strategy for its long-term success. OMNI has not been a commercially successful product to date, and there is a risk that we will be unable to take action to significantly increase the level of OMNI sales in the future.

      Vector Tobacco introduced its low nicotine and nicotine-free QUEST cigarettes in an initial seven-state market in January 2003 and in Arizona in January 2004. During the second quarter of 2004, based on an analysis of the market data obtained since the introduction of the QUEST product, we determined to postpone indefinitely the national launch of QUEST. A national launch of the QUEST brands would require the expenditure of substantial additional sums for advertising and sales promotion, with no assurance of consumer acceptance. Low nicotine and nicotine-free cigarettes may not ultimately be accepted by adult smokers and also may not prove to be commercially successful products. Adult smokers may decide not to purchase cigarettes made with low nicotine and nicotine-free tobaccos due to taste or other preferences, or due to the use of genetically modified tobacco or other product modifications.

      Recoverability of costs of inventory. At September 30, 2004, approximately $2.8 million of our inventory was associated with Vector Tobacco's QUEST product. We estimate an inventory reserve for excess quantities and obsolete items, taking into account future demand and market conditions. During the second quarter of 2004, we recognized a non-cash charge of $37 million to adjust the carrying value of excess leaf tobacco inventory for the QUEST product, based on estimates of future demand and market conditions. If actual demand or market conditions in the future are less favorable than those estimated, additional inventory write-downs may be required.

      Third party allegations that Vector Tobacco products are unlawful or bear deceptive or unsubstantiated product claims. Vector Tobacco is engaged in the development and marketing of low nicotine and nicotine-free cigarettes and the development of reduced risk cigarette products. With respect to OMNI, which is not currently being distributed by Vector Tobacco, reductions in carcinogens have not yet been proven to result in a safer cigarette. Like other cigarettes, the OMNI and QUEST products also produce tar, carbon monoxide, other harmful by-products, and, in the case of OMNI, increased levels of nitric oxide and formaldehyde. There are currently no specific governmental standards or parameters for these products and product claims. There is a risk that federal or state regulators may object to Vector Tobacco's reduced carcinogen and low nicotine and nicotine-free cigarette products as unlawful or allege they bear deceptive or unsubstantiated product claims, and seek the removal of the products from the marketplace, or significant changes to advertising. Various concerns regarding Vector Tobacco's advertising practices have been expressed to Vector Tobacco by certain state attorneys general. Vector Tobacco has engaged in discussions in an effort to resolve these concerns and Vector Tobacco has recently agreed to suspend all print advertising for its QUEST brand while discussions are pending. If Vector Tobacco is unable to advertise its QUEST brand, it could have a material adverse effect on sales

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of QUEST. Allegations by federal or state regulators, public health organizations and other tobacco manufacturers that Vector Tobacco's products are unlawful, or that its public statements or advertising contain misleading or unsubstantiated health claims or product comparisons, may result in litigation or governmental proceedings. Vector Tobacco's defense against such claims could require it to incur substantial expense and to divert significant efforts of its scientific and marketing personnel. An adverse determination in a judicial proceeding or by a regulatory agency could have a material and adverse impact on Vector Tobacco's business, operating results and prospects.

      Potential extensive government regulation. Vector Tobacco's business may become subject to extensive additional domestic and international government regulation. Various proposals have been made for federal, state and international legislation to regulate cigarette manufacturers generally, and reduced constituent cigarettes specifically. It is possible that laws and regulations may be adopted covering matters such as the manufacture, sale, distribution and labeling of tobacco products as well as any health claims associated with reduced carcinogen and low nicotine and nicotine-free cigarette products and the use of genetically modified tobacco. A system of regulation by agencies such as the Food and Drug Administration, the Federal Trade Commission and the United States Department of Agriculture may be established. In addition, a group of public health organizations submitted a petition to the Food and Drug Administration, alleging that the marketing of the OMNI product is subject to regulation by the FDA under existing law. Vector Tobacco has filed a response in opposition to the petition. The FTC also has expressed interest in the regulation of tobacco products made by tobacco manufacturers, including Vector Tobacco, which bear reduced carcinogen claims. The ultimate outcome of any of the foregoing cannot be predicted, but any of the foregoing could have a material adverse impact on Vector Tobacco's business, operating results and prospects.

      Necessity of obtaining Food and Drug Administration approval to market QUEST as a smoking cessation product. In October 2003, we announced that Jed E. Rose, Ph.D., Director of Duke University Medical Center's Nicotine Research Program and co-inventor of the nicotine patch, had conducted a study at Duke University Medical Center to provide preliminary evaluation of the use of the QUEST technology as a smoking cessation aid. We have asked the Food and Drug Administration to supply us with guidance as to the additional research and regulatory filings necessary to market QUEST as a smoking cessation product. We believe that obtaining the Food and Drug Administration's approval to market QUEST as a smoking cessation product will be an important factor in the long-term commercial success of the QUEST brand. No assurance can be given that such approval can be obtained or as to the timing of any such approval if received.

      Competition from other cigarette manufacturers with greater resources. The cigarette industry is highly competitive. Vector Tobacco's competitors generally have substantially greater resources than Vector Tobacco has, including financial, marketing and personnel resources. Other major tobacco companies have stated that they are working on reduced risk cigarette products and have made publicly available at this time only limited additional information concerning their activities. Philip Morris has announced it is developing products that potentially reduce smokers' exposure to harmful compounds in cigarette smoke and may introduce such a product during 2004. RJR has stated that in 2003 it began a phased expansion into a select number of retail chain outlets of a cigarette product that primarily heats rather than burns tobacco, which it claims reduces the toxicity of its smoke. In 2002, Brown & Williamson Tobacco Corporation announced it was test marketing a new cigarette with reduced levels of many toxins which it may introduce on a national basis. There is a substantial likelihood that other major tobacco companies will continue to introduce new products that are designed to compete directly with Vector Tobacco's reduced carcinogen and low nicotine and nicotine-free products.

      Potential disputes concerning intellectual property. Vector Tobacco's ability to commercially exploit its proprietary technology for its reduced carcinogen and low nicotine and nicotine-free products depends in large part on its ability to obtain and defend issued patents, to obtain further patent protection for its existing technology in the United States and other jurisdictions, and to operate without infringing on the patents and proprietary rights of others both in the United States and abroad. Additionally, it must be able to obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the United States and in foreign countries.

      Intellectual property rights, including Vector Tobacco's patents (owned or licensed), involve complex legal and factual issues. Any conflicts resulting from third party patent applications and granted patents could significantly limit Vector Tobacco's ability to obtain meaningful patent protection or to commercialize its technology. If necessary patents currently exist or are issued to other companies that contain competitive or conflicting claims, Vector Tobacco may be required to obtain licenses to use these patents or to develop or obtain alternative technology. Licensing agreements, if required, may not be available on acceptable terms or at all. If licenses are not obtained, Vector Tobacco could be delayed in, or prevented from, pursuing the further development or marketing of its new cigarette products. Any alternative technology, if feasible, could take several years to develop.

      Litigation which could result in substantial cost also may be necessary to enforce any patents to which Vector Tobacco has rights, or to determine the scope, validity and unenforceability of other parties' proprietary rights which may affect Vector Tobacco's rights. Vector Tobacco also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of an invention or in opposition proceedings in foreign counties or jurisdictions, which could result in substantial costs. There is a risk that its licensed patents would be held invalid by a court or administrative body or that an alleged infringer would not be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or any interference or opposition proceedings could have a material and adverse effect on Vector Tobacco's business, operating results and prospects.

      Vector Tobacco may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, suppliers and others. There is a risk that these agreements will be breached or terminated, that Vector Tobacco will not have adequate remedies for any breach, or that its trade secrets will otherwise become known or be independently discovered by competitors.

      Dependence on key scientific personnel. Vector Tobacco's business depends on the continued services of key scientific personnel for its continued development and growth. The loss of Dr. Anthony Albino, Vice President of Public Health, Dr. Robert Bereman, Vice President of Chemical Research, or Dr. Mark A. Conkling, Vice President of Genetic Research, could have a serious negative impact upon Vector Tobacco's business, operating results and prospects.

      Ability to raise capital and manage growth of business. If Vector Tobacco succeeds in introducing to market and increasing consumer acceptance for its new cigarette products, Vector Tobacco will be required to obtain significant amounts of additional capital and manage substantial volume from its customers. There is a risk that adequate amounts of additional capital will not be available to Vector Tobacco to fund the growth of its business. To accommodate growth and compete effectively, Vector Tobacco will also be required to attract, integrate, motivate and retain additional highly skilled sales, technical and other employees. Vector Tobacco will face competition for these people. Its ability to manage volume also will depend on its ability to scale up its tobacco processing, production and distribution operations. There is a risk that it will not succeed in scaling its processing, production and distribution operations and that its personnel, systems, procedures and controls will not be adequate to support its future operations.

      Potential delays in obtaining tobacco, other raw materials and any technology needed to produce products. Vector Tobacco is dependent on third parties to produce tobacco and other raw materials that Vector Tobacco requires to manufacture its products. In addition, the growing of new tobacco and new seeds is subject to adverse weather conditions. Vector Tobacco may also need to obtain licenses to technology subject to patents or proprietary rights of third parties to produce its products. The failure by such third parties to supply Vector Tobacco with tobacco, other raw materials and technology on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a serious negative impact on Vector Tobacco's business, operating results and prospects. There is also a risk that interruptions in the supply of these materials and technology may occur in the future. Any interruption in their supply could have a serious negative impact on Vector Tobacco.

THE ACTUAL COSTS AND SAVINGS ASSOCIATED WITH RESTRUCTURINGS OF OUR TOBACCO BUSINESS MAY DIFFER MATERIALLY FROM AMOUNTS WE ESTIMATE.

      In recent years, we have undertaken a number of initiatives to streamline the cost structure of our tobacco business and improve operating efficiency and long-term earnings. For example, during 2002, the sales, marketing and support functions of our Liggett and Vector Tobacco subsidiaries were combined. Effective year-end 2003, we closed Vector Tobacco's Timberlake, North Carolina manufacturing facility and moved all production to Liggett's facility in Mebane, North Carolina. In April 2004, we eliminated a number of positions in our tobacco operations and subleased excess office space. In October 2004, we announced a plan to restructure the operations of Liggett Vector Brands, effective December 15, 2004. We may consider various additional opportunities to further improve efficiencies and reduce costs. These prior and current initiatives have involved material restructuring and impairment charges, and any future actions taken are likely to involve material charges as well. These restructuring charges are based on our best estimate at the time of restructuring. The status of the restructuring activities is reviewed on a quarterly basis and any adjustments to the reserve, which could differ materially from previous estimates, are recorded as an adjustment to operating income. Although we may estimate that substantial cost savings will be associated with these restructuring actions, there is a risk that these actions could have a serious negative impact on our tobacco business and that any estimated increases in profitability cannot be achieved.

NEW VALLEY IS SUBJECT TO RISKS RELATING TO THE INDUSTRIES IN WHICH IT OPERATES.

      Risks of real estate ventures. New Valley has two significant investments, Douglas Elliman Realty, LLC and the Sheraton Keauhou Bay Resort & Spa (reopening in the fourth quarter 2004) where it holds only a 50% interest. New Valley must seek approval from other parties for important actions regarding these joint ventures. Since these other parties' interests may differ from those of New Valley, a deadlock could arise that might impair the ability of the ventures to function. Such a deadlock could significantly harm the ventures.

      New Valley plans to pursue a variety of real estate development projects. Development projects are subject to special risks including potential increase in costs, changes in market demand, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.

      Risks relating to the residential brokerage business. Through its investment in Douglas Elliman Realty, LLC New Valley is subject to the risks and uncertainties endemic to the residential brokerage business. Both Douglas Elliman and Prudential Elliman Real Estate operate as franchisees of The Prudential Real Estate Affiliates, Inc. Prudential Douglas Elliman operates each of its offices under its franchiser's brand name, but generally does not own any of the brand names under which it operates. The franchiser has significant rights over the use of the franchised service marks and the conduct of the two brokerage companies' business. Prudential Douglas Elliman's franchiser also has the right to terminate Douglas Elliman's and Prudential Douglas Elliman's franchises, upon the occurrence of certain events, including a bankruptcy or insolvency event, a change in control, a transfer of rights under the franchise agreements and a failure to promptly pay amounts due under the franchise agreements. A termination of Douglas Elliman's or Prudential Douglas Elliman's franchise agreement could adversely affect New Valley's investment in Douglas Elliman Realty, LLC.

      Interest rates in the United States are currently near 40-year lows. The low interest rate environment in recent years has significantly contributed to high levels of existing home sales and residential prices and has positively impacted Douglas Elliman Realty's operating results. However, the residential real estate market tends to be cyclical and typically is affected by changes in the general economic conditions that are beyond Douglas Elliman Realty's control. Any of the following could have a material adverse effect on Douglas Elliman Realty's residential business by causing a general decline in the number of home sales and/or prices, which in turn, could adversely affect its revenues and profitability:

      -     periods of economic slowdown or recession,

      - a change in the current low interest rate environment resulting in rising interest rates,

      -     decreasing home ownership rates, or

      -     declining demand for real estate.

      All of Douglas Elliman Realty's current operations are located in the New York metropolitan area. Local and regional economic conditions in this market could differ materially from prevailing conditions in other parts of the country. A downturn in the residential real estate market or economic conditions in that region could have a material adverse effect on Douglas Elliman Realty and New Valley's investment in that company.

NEW VALLEY'S POTENTIAL INVESTMENTS ARE UNIDENTIFIED AND MAY NOT SUCCEED.

      New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects a security holder to increased risk and uncertainty because a security holder will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may lack relevant management experience in the areas in which New Valley may invest. There is a risk that New Valley will fail in targeting, consummating or effectively integrating or managing any of these investments.

WE DEPEND ON OUR KEY PERSONNEL.

      We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH
SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND STOCK PRICE.

      We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of
Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with
Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.

WE HAVE MANY POTENTIALLY DILUTIVE SECURITIES OUTSTANDING.

      At September 30, 2004, we had outstanding options granted to employees to purchase approximately 9,122,859 shares of our common stock, at prices ranging from $3.73 to $37.60 per share, of which options for 8,863,570 shares are exercisable during 2004. We also have outstanding two series of convertible notes maturing in July 2008 and November 2011, which are currently convertible into 8,720,033 shares of our common stock. The issuance of these shares will cause dilution which may adversely affect the market price of our common stock. The availability for sale of significant quantities of our common stock could adversely affect the prevailing market price of the stock.

OUR STOCK PRICE MAY BE VOLATILE.

      The trading price of our common stock has ranged between $13.86 and $17.38 per share over the past 52 weeks. The overall market and the price of our common stock may fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

      -     the depth and liquidity of the trading market for our common stock,

      -     quarterly variations in its actual or anticipated operating results,

      - changes in investors' and analysts' perceptions of the business and legal risks facing us and the tobacco industry,

      -     changes in estimates of its earnings by investors and analysts, and

      -     announcements or activities by its competitors.

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this prospectus contains "forward-looking statements" within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

      -     economic outlook,

      -     capital expenditures,

      -     cost reduction,

      -     cash flows,

      -     operating performance,

      _     litigation, and

      - related industry developments (including trends affecting our business, financial condition and results of operations).

      We identify forward-looking statements in this prospectus by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project" and "will be" and similar words or phrases or their negatives.

      The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

      - general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise,

      -     governmental regulations and policies,

      -     effects of industry competition,

      - impact of restructurings on our tobacco business and our ability to achieve any increases in profitability estimated to occur as a result of these restructurings,

      -     uncertainty related to litigation, and

      -     risks inherent in our new product development initiatives.

Further information on risks and uncertainties specific to our business include the risk factors discussed above under "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus.

      Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. The forward-looking statements speak only as of the date they are made. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any changes in our expectations or any change in events, conditions or circumstances on which any statement is based.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares will be received by the selling stockholders. None of the proceeds from any sales by the selling stockholders will be received by us. We may receive up to $12.5 million in the event the selling stockholders exercise the stock options held by them in order to obtain the underlying shares.

                              SELLING STOCKHOLDERS

      The following table sets forth, as of January 18, 2005, certain information with respect to the ownership of our common stock by Howard M. Lorber and his affiliates and transferees (the "selling stockholders").

                           SHARES
                             OF                                    SHARES
                           COMMON                    SHARES          OF
                           STOCK                       OF          COMMON
                           OWNED                     COMMON         STOCK
                           PRIOR          PERCENT     STOCK         OWNED         PERCENT
                             TO             OF        BEING         AFTER           OF
 SELLING STOCKHOLDERS     OFFERING       CLASS (1)   OFFERED    OFFERING (2)     CLASS (1)
 --------------------     --------       ------      -------    ------------     ---------
Lorber Charitable Fund     11,343          --*         11,343         --            --
Lorber, Howard M.       2,301,208 (3)     5.4%      2,301,209         --            --

----------

*     Less than 0.1%.

(1) Beneficial ownership determined in accordance with Rule 13(d)-3(d)(1) of the Exchange Act.

(2) The number of shares of common stock beneficially owned after the offering assumes (i) the sale of all shares covered by this prospectus and (ii) no other purchases or sales of shares by the selling stockholders.

(3) Includes 942,015 shares issuable upon exercise of currently exercisable options to purchase common stock.

      The shares shown in the table above as owned by Mr. Lorber include 104,076 shares held by Mr. Lorber and 1,255,117 shares held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership. Mr. Lorber may sell certain of the shares for his own account. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership, a Nevada limited partnership, is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is a director, officer and controlling shareholder of Lorber Alpha II Limited Partnership.

      In addition, pursuant to stock option grants in November 1999 and January 2001, Mr. Lorber holds currently exercisable options to purchase 942,015 shares of our common stock which are included in the table above. Mr. Lorber will not own any shares of our common stock assuming the sale of all of the shares covered by this prospectus.

      Pursuant to the options held by Mr. Lorber, Mr. Lorber has the right, which expires November 4, 2009, to purchase 638,139 shares of our common stock at $12.10 per share, and the right, which expires January 22, 2011, to purchase 303,876 shares of our common stock at $15.73 per share.

      Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

      Mr. Lorber is President and Chief Operating Officer and a director of us and of New Valley.

      Mr. Lorber is Chairman of Hallman & Lorber. During 2003, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions on various insurance policies issued for us and our subsidiaries and investees aggregating approximately $541,000 in 2003, $606,000 in 2002 and $285,000 in 2001. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide such services to us in 2004.

      Mr. Lorber is a shareholder and registered representative in Aegis Capital Corp., a broker-dealer to which New Valley paid brokerage commissions and other income of approximately $48,000 in 2003, $87,000 in 2002 and $12,000 in 2001.
Aegis Capital has continued to provide services to New Valley in 2004.

                              PLAN OF DISTRIBUTION

      Any distribution of the shares by the selling stockholders, or by the selling stockholders' transferees, pledgees, donees or other successors in interest, may be effected from time to time in one or more of the following transactions:

      - to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

      - through brokers, acting as principal or agent, in transactions (which may include block transactions) on the New York Stock Exchange, in special offerings, exchange distributions under the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices,

      - directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means,

      - by entering into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with the selling stockholders,

      - by engaging in short sales of shares and delivering shares to cover such short positions,

      - by entering into option or loan transactions that require the selling stockholders to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer's own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer, or

      - by pledging shares to a broker-dealer and upon the default by the selling stockholder on the pledge the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Any broker-dealer engaging in the transactions described above may be considered an "underwriter", as that term is defined by the Securities Act of 1933, as amended. Howard M. Lorber and his affiliates and transferees may engage Jefferies & Company, Inc. ("Jefferies") or its affiliates in connection with these transactions.

      Underwriters participating in any offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in transactions may receive brokerage or agent's commissions or fees.

      In connection with offerings of convertible securities by us, the selling stockholders may enter into agreements to lend broker-dealers shares of our common stock for the purpose of allowing such broker-dealers, in turn, to lend such shares to its customers (including the purchasers of the convertible securities) who may, from time to time, sell such shares short.

      On November 18, 2004, in connection with a private placement of up to $81,875,000 aggregate principal amount of 5% Variable Interest Senior Convertible Notes due 2011 sold by us to various private purchasers (the "Notes"), Bennett S. LeBow and LeBow Gamma Limited Partnership entered into a Master Securities Loan Agreement and accompanying letter agreement (the "Agreement") with Jefferies. Under the Agreement, LeBow Gamma Limited Partnership has agreed to lend Jefferies from time to time up to 3,472,875 shares of our common stock held by LeBow Gamma Limited Partnership (the "Shares") for the purpose of allowing Jefferies, in turn, to lend such Shares to its customers (including the purchasers of the Notes) who may, from time to time, sell such shares short. The Shares must be available for an initial period of 30 months. After the end of such initial 30-month period until November 15, 2011, the Shares also must be available during any period in which Mr. LeBow, any member of his immediate family and any person or group controlled by Mr. LeBow or any member of his immediate family (or any trust or partnership controlled by any of the foregoing), either individually or collectively, are beneficial owners of more than 50% of the aggregate ordinary voting power of us. Mr. LeBow and his affiliates have the right to assign to Mr. Lorber and his affiliates some or all of their obligation to lend the Shares under the Agreement. In the event of such an assignment, shares of selling stockholders' common stock offered by this prospectus may be lent to Jefferies on the same terms as the stock loans by Bennett S. LeBow and LeBow Gamma Limited Partnership.

      Jefferies is acting as placement agent to us in connection with the sale of the Notes to the purchasers and as a broker with respect to lending the Shares to its customers. Each of Jefferies and any customer of Jefferies may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, as amended, with respect to any sale of the Shares.

      At the time a particular offering of shares is made, to the extent required, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      To comply with the securities laws of some states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration and qualification is available and complied with.

      All costs, expenses and fees for the registration of the shares will be borne by us. Commissions and discounts, if any, attributable to the sale of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

                                     EXPERTS

      The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Vector Group Ltd. for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                               VALIDITY OF SHARES

      The validity of the shares offered by this prospectus is being passed on for us by Richard J. Lampen, Esq., our Executive Vice President and Special Counsel. Mr. Lampen owns 165,773 shares of our common stock and holds an option to purchase 127,627 shares of our common stock at an exercise price of $12.10 per share.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Where You Can Find More Information...................................       2
Incorporation by Reference............................................       2
Prospectus Summary....................................................       4
Risk Factors..........................................................       5
Forward-Looking Statements............................................      15
Use of Proceeds.......................................................      17
Selling Stockholders..................................................      17
Plan of Distribution..................................................      18
Experts...............................................................      20
Validity of Shares....................................................      20

                                VECTOR GROUP LTD.

                                2,312,551 SHARES
                                 OF COMMON STOCK